 Exhibit (a)(5)(ii)
Arbutus Commences US$230 Million Modified “Dutch Auction”
Tender Offer of its Common Shares at a Price
Not Greater Than US$5.75
Nor Less Than US$5.00 Per Share
August 24, 2026
Warminster, PA — Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today announced the commencement of a modified “Dutch Auction” tender offer to purchase for cancellation up to US$230 million in value of its common shares (the “Shares”) at a price of not less than US$5.00 and not more than US $5.75 per Share, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the offer to purchase and accompanying issuer bid circular, dated August 24, 2026 (the “Offer to Purchase and Bid Circular”), the Letter of Transmittal (the “Letter of Transmittal”) and Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). The Offer begins today, August 24, 2026, and will expire at 5:00 p.m., New York City time, on September 29, 2026 (the “Expiration Date”), unless extended or terminated by the Company. The Offer to Purchase and Bid Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials are being filed with the Securities and Exchange Commission (the “SEC”) and the applicable Canadian securities regulatory authorities which may be accessed at www.sec.gov and www.sedarplus.ca, and will also be available at investor.arbutusbio.com.
Arbutus also announced today that on August 21, 2026, it obtained exemptive relief from the applicable Canadian securities regulatory authorities with respect to the proportionate take-up and extension requirements of the Offer, the details of which can be found in the Offer to Purchase and Bid Circular. Arbutus also obtained exemptive relief from the SEC with respect to the Proportionate Tender (as defined below) feature included in the Offer.
Shareholders wishing to tender to the Offer will be entitled to do so by making: (i) an auction tender for a specified price (the “Auction Price”) of not less than US$5.00 and not more than US$5.75 per Share in increments of US$0.05 per Share (the “Auction Tenders”), (ii) a purchase price tender without specifying a price per Share, but rather agreeing to have a specified number of Shares purchased at the Purchase Price (as defined below) to be determined pursuant to the Offer to Purchase and Bid Circular (the “Purchase Price Tenders”), or (iii) a proportionate tender in which they will agree to sell, at the Purchase Price to be determined pursuant to the Offer to Purchase and Bid Circular, that number of Shares that will result in them maintaining their respective proportionate Share ownership in the Company (the “Proportionate Tenders”), in each case on the terms and subject to the conditions described in the Offer to Purchase and Bid Circular, the Letter of Transmittal and other tender offer materials.
The Company intends to pay for the Share repurchase with available cash on hand. The Offer is not conditioned upon the receipt of any financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions described in the Offer to Purchase and Bid Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials, which will be sent to shareholders promptly after commencement of the Offer.
Upon the terms and subject to the conditions of the Offer and promptly following the Expiration Date, the Company will determine a single price per Share (the “Purchase Price”), not less than US$5.00 and not more than US$5.75 per Share (in increments of US$0.05 per Share), that the Company will pay for Shares properly tendered to and not properly withdrawn from the Offer, taking into account the Auction Prices and the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders. The Purchase Price will be the lowest price that enables the Company to purchase Shares pursuant to valid Auction

Tenders and Purchase Price Tenders having an aggregate purchase price not to exceed an amount (the “Auction Tender Limit Amount”) equal to (i) US$230 million less (ii) the product of (A) US$230 million and (B) a fraction, the numerator of which is the aggregate number of Shares owned by shareholders making valid Proportionate Tenders, and the denominator of which is the aggregate number of Shares outstanding at the time of the Expiration Date. All Shares purchased in the Offer will be acquired at the same Purchase Price regardless of whether any shareholder tenders at a lower price. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at the minimum price per Share under the Offer. Shares tendered pursuant to a Proportionate Tender will be considered to have been tendered at a price per Share equal to the Purchase Price. Shares tendered by a shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price per Share specified by the shareholder is greater than the Purchase Price. However, because of the preferential acceptance of Shares validly tendered at or below the Purchase Price by Odd Lot Holders (as defined below) and proration described in the Offer to Purchase and Bid Circular, the Company may not purchase all of the Shares tendered at or below the Purchase Price if the aggregate purchase price for Shares validly tendered and not validly withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders (the “Auction Tender Purchase Amount”) is greater than the Auction Tender Limit Amount. Shares not purchased in the Offer will be returned to depositing shareholders promptly after the Expiration Date. The Company reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought under the Offer, subject to applicable law.
As of August 19, 2026, there were 198,105,743 Shares issued and outstanding. If the Offer is fully subscribed, then US$230 million in value of Shares will be purchased, representing between 20.2% and 23.2% of the Company’s currently issued and outstanding Shares as of August 19, 2026, depending on the Purchase Price. Arbutus’s Shares are currently listed on the Nasdaq Stock Market under the symbol “ABUS”. On August 21, 2026, the last full trading day prior to the commencement of the Offer, the reported closing price of Arbutus’s Shares on the Nasdaq Stock Market was US$5.21 per Share, which is above the US$5.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.
Subject to applicable law, the Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice or oral notice to be confirmed in writing of such extension or variation to TSX Trust Company, the depositary for the Offer (the “Depositary”), and by causing the Depositary to provide to all shareholders, where required by law, as soon as practicable thereafter, a copy of a notice in the manner set forth in the Offer to Purchase and Bid Circular. Promptly after giving notice of an extension or variation to the Depositary, but, in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled or announced Expiration Date of the Offer, the Company will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to Nasdaq (if required), the SEC (if required) and the applicable Canadian securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.
The Offer will expire at 5:00 p.m., New York City time, on September 29, 2026, unless the Company exercises its right to terminate the Offer or to extend the period of time during which the Offer will remain open. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
In accordance with the instructions to the Letter of Transmittal, shareholders desiring to tender Shares may do so pursuant to an Auction Tender, a Purchase Price Tender or a Proportionate Tender. Shareholders

making an Auction Tender must specify the price or prices, not greater than US$5.75 nor less than US$5.00 per Share, at which they are willing to sell their Shares to the Company in the Offer, in increments of US$0.05 per Share.
All Shares tendered by a shareholder who fails to specify any Auction Price for such shareholder’s Shares, or fails to indicate that such shareholder has tendered Shares pursuant to a Purchase Price Tender or a Proportionate Tender, will be considered to have been tendered pursuant to a Purchase Price Tender. A shareholder who makes an invalid Proportionate Tender, including by tendering an insufficient number of Shares to maintain such shareholder’s proportionate ownership interest in the Company following completion of the Offer, will be deemed to have made a Purchase Price Tender. Shareholders desiring to tender Shares must follow the procedures set forth in the Offer to Purchase and Bid Circular and in the Letter of Transmittal (and, if applicable, the Notice of Guaranteed Delivery).
The Purchase Price will be payable in United States dollars; however, shareholders may elect to receive the Purchase Price in an amount of Canadian dollars determined using the applicable exchange rate as described in the Offer. The risk of any fluctuation in exchange rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the shareholder wishing to receive payment in Canadian dollars.
If the Auction Tender Purchase Amount is less than or equal to the Auction Tender Limit Amount, the Company will purchase at the Purchase Price all Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders. If the Auction Tender Purchase Amount is greater than the Auction Tender Limit Amount, the Company will purchase a portion of the Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders, as follows:
•
first, the Company will purchase all Shares validly tendered at or below the Purchase Price by shareholders who own fewer than 100 Shares (the “Odd Lot Holders”) and who tender all of the Shares they own; and

•
second, the Company will purchase at the Purchase Price, on a pro rata basis, that portion of the Shares tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders having an aggregate purchase price, based on the Purchase Price, equal to (A) the Auction Tender Limit Amount, less (B) the aggregate amount paid by the Company for Shares tendered by Odd Lot Holders. Regardless of proration, the Company will purchase at the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), a number of Shares from shareholders making valid Proportionate Tenders that results in such tendering shareholders maintaining their respective proportionate ownership interest in the Company following completion of the Offer (subject to nominal differences due to the quantity of Shares purchased from such shareholders being rounded down to the nearest whole number of Shares to avoid the purchase of fractional Shares). Shareholders making Proportionate Tenders will be prorated in a separate proration pool from shareholders making Auction Tenders and/or Purchase Price Tenders. Such proration will be based on the number of Shares necessary for such shareholders to maintain their existing ownership percentages. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), Shares that are properly tendered at or below the Purchase Price selected by the Company and not properly withdrawn only when, as and if the Company gives oral or written notice to the Depositary of the Company’s acceptance of the Shares for payment pursuant to the Offer.

Payment for Shares taken up pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the share certificates for all Shares proposed to be taken up in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or, in the case of a book-entry transfer, a Book-Entry Confirmation or an Agent’s Message (each as defined in the Offer to Purchase and Bid Circular), as applicable, in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and (ii) any other documents required by the Letter of Transmittal. Subject to applicable law, the Company will take up Shares validly deposited and not validly withdrawn pursuant to the Offer as soon as reasonably practicable following the Expiration Date and, in any event, not later than ten days after the Expiration Date provided that the conditions of the Offer have been satisfied or waived, and will pay for Shares taken up pursuant to the Offer promptly thereafter and, in any event, not later than three business days after such Shares have been taken up.
The Company expects to announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date of the Offer. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, including due to the guaranteed delivery procedures of the Offer, and because of the proration procedures applicable to the Offer, the Company expects that it will not be able to announce the final proration results until two business days after the Expiration Date of the Offer. The Company currently expects to accept for payment and pay for Shares validly deposited and not validly withdrawn on or about the third business day following the Expiration Date or promptly thereafter.
The accounting for the Company’s purchase of Shares in the Offer will result in a reduction of the Company’s total equity in an amount equal to the aggregate purchase price of the Shares the Company purchases, plus the fees related to the Offer, a corresponding reduction in cash and cash equivalents and a reduction in the weighted average number of outstanding Shares for the purposes of calculating earnings per share in an amount equal to the weighted average number of Shares that the Company repurchases pursuant to the Offer.
Deposits of Shares are irrevocable, except that Shares may be withdrawn by the shareholder (i) at any time if the Shares have not been taken up (i.e., accepted for purchase) by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, (ii) at any time before the expiration of ten days from the date that a notice of change or variation (unless (A) the variation consists solely of waiver of a condition of the Offer, or (B) the variation consists solely of an increase in the consideration offered for those Shares pursuant to the Offer where the time for deposit is not extended for greater than ten days) has been given in accordance with the terms of the Offer to Purchase and Bid Circular; or (iii) at any time if the Shares have been taken up but not paid for by the Company within three business days of being taken up. In addition, pursuant to Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Shares may also be withdrawn after October 21, 2026, which is the 40th business day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by the Company pursuant to the Offer and not validly withdrawn.
For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary by the applicable date specified above at the place of deposit of the relevant Shares. Any such notice of withdrawal must be signed by or on behalf of the person who signed the Letter of Transmittal or Notice of Guaranteed Delivery in respect of the Shares being withdrawn or, in the case of Shares tendered in accordance with the procedures for book-entry transfer described in the Offer to Purchase and Bid Circular, any notice of withdrawal must be signed by such participant in the same manner as the participant’s name is listed on the applicable Book-Entry Confirmation or on the applicable Agent’s Message, and must specify the name of the person who deposited the Shares to be withdrawn, the name of the registered holder, if different from that of the person who deposited such Shares, and the number of Shares to be withdrawn. If the certificates for the Shares deposited pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the depositing shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase and Bid Circular), except in the case of Shares deposited by an Eligible Institution.
All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to a challenge of such determination in a court of competent jurisdiction. None of the Company, its Board of Directors, the Depositary, J.P. Morgan Securities LLC, as dealer manager (the “Dealer Manager”), J.P. Morgan Securities Canada Inc. (which has also been retained by the Company to perform certain services in Canada in connection with the Offer), Georgeson LLC, as information agent (the “Information Agent”) or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

The Company is making the Offer because it believes that the Offer is in the best interests of the Company and its shareholders. On July 8, 2026, the Company received approximately US$178 million as its share of the noncontingent payment under the settlement agreement entered into with Moderna, Inc. and its affiliates (“Moderna”) to resolve all global patent infringement litigation and patent revocation proceedings related to Moderna’s infringement of patents protecting Arbutus’ industry-leading lipid nanoparticle technology in Moderna’s COVID-19 vaccines and other products. In connection with the receipt of these funds, the Board of Directors believes that the Offer represents an efficient mechanism to provide all of the Company’s shareholders with the opportunity to tender all or a portion of their Shares at a premium over current market prices and thereby receive a return of some or all of their investment if they so elect, while also permitting them the opportunity to retain a continuing interest in the Company. The Offer provides a mechanism for completing a sizeable repurchase of Shares more rapidly than would be possible through open market repurchases in compliance with applicable United States and Canadian securities laws. The Offer also provides shareholders with an opportunity to obtain liquidity for all or a portion of their Shares without potential disruption to the share price. In addition, if the Company completes the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations. The Offer also provides shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales; however, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.
The tax consequences of participating in the Offer will depend on a shareholder’s particular circumstances. Canadian resident shareholders who sell Shares pursuant to the Offer may be considered to receive a deemed dividend to the extent the amount paid for Shares exceeds the paid-up capital of such Shares for purposes of the Income Tax Act (Canada). The amount paid by the Company for the Shares less any deemed dividend received by such shareholder will generally be treated as proceeds of disposition of the Shares and such shareholder may realize a capital gain or capital loss on the sale of the Shares. Shareholders not resident in Canada may be subject to Canadian withholding tax on any deemed dividend arising as a result of participation in the Offer. U.S. Holders (as defined in the Offer to Purchase and Bid Circular) will generally be treated for U.S. federal income tax purposes as either (i) recognizing gain or loss from the sale of Shares or (ii) as receiving a distribution from the Company, depending on their particular circumstances and the application of the redemption provisions of the Internal Revenue Code. All shareholders should read carefully the Offer to Purchase and Bid Circular for information regarding the income tax consequences of participating in the Offer and should consult their own tax advisors with respect to their particular circumstances.
Our Board of Directors has authorized and approved the Offer, but neither Arbutus’ management, nor any of the members of its Board of Directors, executive officers, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares in the Offer. Shareholders must decide how many Shares they will tender, if any, and, if desired, the price within the stated range at which they will tender their Shares. Shareholders should consult their own financial and tax advisors and read carefully and evaluate the information in, or incorporated by reference in, the Offer to Purchase and Bid Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials, including the reasons for the Offer. Certain of our directors and executive officers have indicated that they intend to tender up to an aggregate of 682,630 Shares in the Offer through Purchase Price Tenders. Roivant Sciences Ltd. (“Roivant”) is the beneficial owner of 38,847,462 Shares, which represents approximately 19.6% of all issued and outstanding Shares as of August 19, 2026. Roivant has advised the Company that it intends to make a Proportionate Tender. The equity ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our issued and outstanding Shares following the completion of the Offer.
The information required to be disclosed by Rule 13e-4(d)(1) of the Exchange Act is contained in the Offer to Purchase and Bid Circular and is incorporated herein by reference. The Company is also filing with the SEC a Tender Offer Statement on Schedule TO, which includes certain additional information relating to the Offer.
The Company is mailing the Offer to Purchase and Bid Circular, the Letter of Transmittal and Notice of Guaranteed Delivery to record holders of Shares whose names appear on the Company’s shareholder list, and will furnish the Offer to Purchase and Bid Circular and the related Letter of Transmittal to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. The Offer is explained in detail in those materials.
Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth below. Please direct requests for copies of the Offer to Purchase and Bid Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent at the telephone number and address set forth below. Copies of the Offer to Purchase and Bid Circular, the Letter of Transmittal and other related materials will be furnished promptly by the Information Agent at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee or trust company for assistance concerning the Offer. Current and former employees of Arbutus with Shares held in a Shareworks at Morgan Stanley at Work (“Shareworks”) account should contact the Company’s Finance team at finance@arbutusbio.com for more information about how to tender their Shares held in such Shareworks account.
Additional Information Regarding the Tender Offer
This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Shares of Arbutus Biopharma Corporation. The Offer is being made only pursuant to the Offer to Purchase and Bid Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, as they may be amended or supplemented from time to time. Each of these documents is being filed with the SEC and applicable Canadian securities regulatory authorities, and shareholders may obtain a free copy of these documents from the SEC’s website at www.sec.gov, on SEDAR+ at www.sedarplus.ca and in the investors section of Arbutus’ website at investor.arbutusbio.com, or by calling Georgeson LLC, the Information Agent for the Offer, at (877) 816-4522 (toll free). We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Arbutus Biopharma Corporation by the Dealer Manager or one or more brokers or dealers registered under the laws of such jurisdiction.
ARBUTUS SHAREHOLDERS ARE URGED TO READ CAREFULLY THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE AND BID CIRCULAR, THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER MATERIALS) BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER. QUESTIONS REGARDING THE TENDER OFFER MAY BE DIRECTED TO GEORGESON LLC AT (877) 816-4522 (TOLL FREE).
About Arbutus
Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The Company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of chronic hepatitis B infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant Sciences, to protect and defend its intellectual property, which is the subject of on-going lawsuits against Pfizer/BioNTech for use of Arbutus’ patented LNP technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.
Forward-Looking Statements and Information
This press release contains forward-looking statements and forward-looking information. Forward-looking statements in this press release include, but are not limited to: statements about the Offer, including the expected expiration, timing and completion of the Offer; the amount and pricing of the Offer; availability of funding for the Offer, the timing of the announcement of the preliminary and final results of the Offer and the time by which the Company will take up and pay for Shares tendered under the Offer; participation in the Offer or tender intentions of certain directors, executive officers and Roivant, the costs and expenses incurred in connection with the Offer; the Board of Directors’ belief that the Offer is in the best interests of the Company and its shareholders and the anticipated benefits of the Offer to tendering and non-tendering shareholders, including the expected increase in the relative percentage ownership interests of shareholders who do not participate in the Offer; the mailing of the Offer to Purchase and Bid Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery to shareholders, and other terms and conditions of the Offer, all of which involve known and unknown risks, uncertainties and other factors that may cause actual results and other events to be materially different from those expressed or implied in such forward-looking statements.
The forward-looking statements contained in this press release are subject to a number of material factors that could cause actual results to differ materially, including, the impact of share price volatility on the Offer the risk that the Offer will not be completed on the terms described in this press release (including the price range and number of Shares that Arbutus may purchase pursuant to the Offer), or at all; the risk that the conditions of the Offer are not satisfied or waived; developments or changes in general economic or market conditions, developments or changes in the securities markets; and developments or changes in our business, financial condition or cash flows.
A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K for the most recent fiscal year as filed with the SEC, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sec.gov and at www.sedarplus.ca. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus undertakes no obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.